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                                                                   Exhibit 23.01



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
uDate.com, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-103201 on Form S-4 of USA Interactive of our report dated February 6, 2003 with respect to the consolidated balance sheets of uDate.com, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the two years ended December 31, 2002 and the ten month period ended December 31, 2000, which report appears in the December 31, 2002 Annual Report on Form 10-KSB of uDate.com, Inc.



KPMG Audit Plc



KPMG Audit Plc
Chartered Accountants
Registered Auditor
Nottingham, England

March 31, 2003